Exhibit 99.1
Press Release Dated May 16, 2013

Two Rivers’ Directors Elected to Sunset Metro District

DENVER – May 16, 2013 -- Two Rivers Water & Farming Company (OTCQB: TURV) (www.2riverswater.com) announced today that directors supportive of Two Rivers’ rotational farm fallowing business model have been elected as Directors of Sunset Metropolitan District.  Two of the director’s selected terms will expire at the next regular special district election in 2014.  The other three director’s terms will expire at the second regular special district election in 2016.

With the election of these directors, Two Rivers expects the district to begin formally amending the district’s service plan to focus on rotational farm fallowing in the Arkansas River Basin, change the district’s name to the Farm-City Metropolitan District and utilize the district’s bonding capacity to assist Two Rivers in the development of the Arkansas Storage Project.

Two Rivers is in ongoing discussions with the Pueblo Board of Water Works, Colorado Springs Utilities and other members of the Recovery of Yield Group to collaboratively develop 25,000 AF of new water storage.  The new reservoir space is to be built on land adjacent to the Arkansas River in Pueblo County, Colorado.

About Two Rivers:

Two Rivers has developed and operates a revolutionary new water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates irrigated farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  The Company produces and markets high value vegetable and fodder crops on its irrigated farmland and provides wholesale water distribution through farm fallowing agreements in its initial area of focus on the Arkansas River and its tributaries on the Southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Two Rivers Water & Farming Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com